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                                                                  Exhibit 10(a)






              Consent of Independent Registered Public Accounting Firm



We hereby consent to the incorporation by reference in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated
April 12, 2006, relating to the financial statements of the Pruco Life Flexible Premium Variable Annuity Account, which appears in such Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our report dated March 24, 2006, relating to the consolidated financial statements of Pruco Life Insurance Company and Subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.




New York, New York
October 6, 2006